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                                                                   Exhibit 10.13

[DIGINET Letterhead appears here]


October 5, 1997


John B. Holmblad
11686 Fox Glen Drive
Oakton, Virginia 22124


Dear John,

I am please to present to you a formal job offer to join the Diginet Americas, Inc. ("Diginet") team and play a pivotal role in building Diginet into a great telecommunications company. I am confident that you will make a significant contribution to Diginet's ambitious growth plans, flourish professionally, and enjoy the endeavor on many levels.

The formal title that we propose for you is Chief Technical Officer and Senior Vice President Operations. As we have discussed, this title does not adequately describe the pivotal role that I envision you playing. You will be one of three executives, including myself and the Chief Operating Officer, who will lead the Company and be responsible for its growth and ultimate success. In this capacity, I anticipate that you will be actively involved with:

        .  Board of Director-level decision making

        .  Overall Corporate strategy and direction

        .  Capital formation

        .  Strategic partnering, M&A

        .  Key spectrum decisions throughout Latin America

        .  Establishing corporate culture and value-system


                             [DIGINET Letterhead]

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                                                                               2

        . Key hiring decisions, including selection of key executive positions in Latin America

        .  Key sales and marketing decisions

        .  Establishment of in-country strategic/marketing alliances

        . Creating and deploying new product/service offerings that leverage Diginet's transmission capabilities, lock-in customers, and provide Diginet with enduring competitive advantages

I anticipate that we will work closely together through various rounds of private equity and debt financings, and that you will be involved in all phases of the IPO process, including selection of the lead underwriters, production of the IPO prospectus, and participation in the marketing "road show". I suspect that you will find this capital formation exposure quite enjoyable, and that the experience will certainly enhance your career profile.

Your direct responsibilities will include, but not be limited to, everything involved in designing, building, maintaining, and growing Diginet's "wireless fiber" networks throughout the major urban markets of Latin America. I anticipate that this will include negotiating with vendors, assembling management teams at both the U.S. and Latin American levels, establishing U.S.-levels of quality and customer service, negotiating with Latin regulatory authorities, and intelligently leveraging Diginet's transmission capabilities with value-added product/services.

I am very sensitive to the importance of the career decision that currently confronts you, your role as sole family "bread winner", and to the risks that one normally associates with early stage companies. As such, we have put together a job offer that addresses many of these concerns, and, in my opinion, provides you with venture upside and rewards, while offering you unique downside protection. The offer includes "market" cash compensation, and a stock option package currently valued at $700,000 today (as determined by Series A Convertible Preferred investors), and hopefully worth multiples of this figure in the not too distant future.

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                                                                               3


I have complete confidence in our ability to furnish Diginet with the proper levels of capital to effectively grow the Company into a world-class telecommunications competitor. This is based upon my fund-raising track record (over $50 million in 2.5 years for Radio Movil Diginet Americas, Inc.), the ease with which we have established a $2 million Bridge Financing facility (and the high quality of the Bridge Financing investors), and the tremendous response that Diginet has received after being in the capital markets only a short period of time (including having received a term sheet for a $15 million equity investment). The level of our personal investment in Diginet (almost $2 million to date) further highlights our level of confidence.

Nonetheless, I can fully appreciate your concerns regarding Diginet's short and medium-term financial health. As such, I am prepared to completely eliminate this risk factor, so that you can fully assess the Diginet opportunity, and how it fits with your career goals and ambitions. As a backstop to Diginet's corporate financial resources, I will personally guarantee your cash compensation for the next 12 months. This is a highly unusual gesture, and one that reflects both my level of confidence in Diginet's future, and my sense that you are ideally suited to play a pivotal role in Diginet's growth.

As we have discussed, in my experience, participation in a successful emerging growth company provides many unique and rewarding benefits - You will have an opportunity to build a management team that you respect professionally, and enjoy working with on a personal level. You will have an opportunity to utilize your professional experiences to mentor the next generation of Latin American telecom/datacom engineers and senior executives. You will have an opportunity to create a company, and a work environment, that reflects your values, that is humane and equitable, and brings "economic democracy" to Latin America. You will be challenged intellectually in determining how best to "export" new telecom/datacom/IT technologies and product/services to the infrastructure-deprived environments of Latin America.
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                                                                               4


You will be part of a team of people that will be dramatically improving Latin American telecommunications infrastructure, thereby helping these counties and their citizen. Finally, you will earn the satisfaction of being part of a team that creates something tangible, unique and enduring.

The key terms of the Job Offer are outlined in Exhibit A. I would be pleased to discuss these with you in depth, once you have had an opportunity to review this letter.

John, we very much look forward to working with you, and to making Diginet an overwhelming success. While we have known each other only a very short time, I am confident that you will play a critical role in Diginet's success and that you will find the experience exceptionally satisfying intellectually, emotionally, and financially.


Sincerely,



/s/ Scott Puritz
-----------------------
Scott Puritz
Chief Executive Officer



AGREED AND ACCEPTED


/s/ John B. Holmblad
-----------------------
John B. Holmblad


October 5, 1997
---------------
DATE


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                                                                               5

                                   Exhibit A
                                  -----------

              Position:  Executive Vice President & Chief Technology Officer

           Base Salary:  $190,000

     Performance Bonus:  Up to 50% base salary when salary exceeds $200,000
                         Up to 25% of Performance Bonus paid each quarter through year 2000; annual beginning in 2001

         Stock Options:  Up to 700,000 total stock options.

                         500,000 stock options as part of Diginet's normal vesting schedule (see below).

                         Signing bonus of 100,000 fully vested stock options.
                                                  ------------

[Hand written notation]  John currently has been granted 960,000 options.
                         -600,000 @ .01
                         - 25,000 @ .01
                         - 90,000 @ .10
                         - 75,000 @ .20
                         -170,000 @ .49
                         --------
                          960,000


                         Performance-based bonus of up to an additional 100,000 fully vested stock options, to be granted on a
                         ------------
                         quarterly basis.



               Vesting: Four year vesting schedule. First year cliff vesting, monthly thereafter. Accelerated vesting ("full vesting") in the event of change of control.



     Anticipated Strike
                 Price:  $0.01 per share.



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                  Benefits:     Full Health Plan
                                Free parking
                                Participation in 401K plan, when established (no Company matching)



             Miscellaneous:     Offer not binding until you execute Diginet's
                                standard Confidential Information/Non-
                                Competition/FCPA Compliance Agreement.



          Salary Guarantee:     First year salary to be guaranteed, on a
                                personal basis, by Scott Puritz.



         Severence Payment:     After one year employment, severence payment of
                                9 months base salary and standard pre-existing benefits, one year accelerated vesting of options and not less than 700,00 vested options for involuntary termination.



      Disability Insurance:     Competitive disability coverage will be secured.




                  Vacation:     Up to 4 weeks.



   [Hand written notation]
      Reporting Structure:     John Holmbled will report to the President & COO
                               and will continue to be directly involved in all senior management activities/meetings with the
                               CEO, COO and other EVP's as part of the CEO's
                               Executive Committee.